Exhibit 99.1

SOLID POWER REPORTS THIRD QUARTER 2024 RESULTS

LOUISVILLE, Colo., November 7, 2024 – Solid Power, Inc. (Nasdaq: SLDP), a leading developer of solid-state battery technology, today announced its operational and financial results for the third quarter of 2024.

Recent Business Highlights

•	Selected by the U.S. Department of Energy for up to $50 million award negotiation for continuous production of sulfide-based solid electrolyte materials for advanced all-solid-state batteries.
•	Commenced development activities in our electrolyte innovation center, or EIC, to enhance research and development capabilities and improve pre-pilot electrolyte manufacturing processes.
•	Achieved all milestones and fully received all payments expected in 2024 under the SK On agreements. Line installation remains on track to be completed in mid-2025, following which validation activities are expected to commence.
•	Continued repeated electrolyte sampling to multiple customers and received constructive feedback, enabling electrolyte improvements.
•	Extended the BMW JDA and will continue to jointly develop cell technologies.

“The third quarter was successful on many fronts, with the major highlight being the validation we received from the DOE for our technology and business model, as we prepare to negotiate a grant for this exciting project that will expand our electrolyte production capabilities,” said John Van Scoter, President and Chief Executive Officer of Solid Power. “The team also started working in the EIC, which is a state-of-the-art electrolyte R&D and pre-pilot lab at SP2. We are excited about how the EIC will support and enable our electrolyte development and our ability to deliver electrolyte to meet our partners’ requirements.”

Third Quarter 2024 Financial Highlights

Solid Power delivered $4.7 million in revenue during the third quarter of 2024, a decrease of $1.7 million compared to the third quarter of 2023. This decrease is primarily due to the timing of completing BMW JDA milestones in 2024. Revenue for the nine months ended September 30, 2024 was $15.7 million, up $0.6 million from the same period in 2023. This increase is primarily attributable to timing and completion of milestones under the SK On agreements and execution on the BMW JDA.

Operating expenses were higher in the third quarter and first nine months of 2024 compared with the same periods in 2023, driven by increased production costs, cell and electrolyte development costs, scaling of operations, and execution under joint development agreements. Third quarter 2024 operating loss was $27.6 million and net loss was $22.4 million, or $0.13 per share.

Balance Sheet and Liquidity

Solid Power’s liquidity position remains strong. Total liquidity as of September 30, 2024, was $348.1 million, as shown below.

(in thousands)	September 30, 2024	December 31, 2023
Cash and cash equivalents	$37,969	$34,537
Marketable securities	94,041	141,505
Investments	216,062	239,566
Total liquidity	$348,072	$415,608

As of September 30, 2024, contract receivables were $2.6 million, deferred revenue was $6.7 million, and total current liabilities were $20.3 million.

Third quarter and year-to-date 2024 capital expenditures totaled $2.7 million and $11.2 million, respectively. This primarily represents investments in the company’s electrolyte production capabilities, including the build-out of the EIC.

2024 Outlook

Solid Power remains committed to delivering on the following key objectives for 2024:

•	Expand electrolyte capabilities and available market through increased production and a robust sampling program,
•	Advance cell designs to A-2 Sample specifications,
•	Execute on key milestones and commitments to our joint development partners, and
•	Strengthen Korea presence and embed Solid Power into the Korean battery ecosystem.

The company continues to expect 2024 revenue to be in the range of $16 million to $20 million, with total cash investment expected to be in the range of $100 million to $120 million. Total cash investment is comprised of cash used in operations in the range of $60 million to $70 million and capital expenditures in the range of $40 million to $50 million.

Webcast and Conference Call

Solid Power will host a conference call at 2:30 p.m. MT (4:30 p.m. ET) today, November 7, 2024. Participating on the call will be John Van Scoter, President and Chief Executive Officer, and Linda Heller, Chief Financial Officer.

The call may be accessed through a live audio webcast on Solid Power’s Investor Relations website at www.solidpowerbattery.com/investor-relations. An audio replay will be available at the same location.

About Solid Power, Inc.

Solid Power is developing solid-state battery technology to enable the next generation of batteries for the fast-growing EV and other markets. Solid Power’s core technology is its electrolyte material, which Solid Power believes can enable extended driving range, longer battery life, improved safety, and lower cost compared to traditional lithium-ion. Solid Power’s business model – selling its electrolyte to cell manufacturers and licensing its cell designs and manufacturing processes – distinguishes the company from many of its competitors who plan to be commercial battery manufacturers. Ultimately, Solid Power endeavors to be a leading producer and distributor of sulfide-based solid electrolyte material for powering both EVs and other applications. For more information, visit http://www.solidpowerbattery.com/.

Forward-Looking Statements

All statements other than statements of present or historical fact contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including Solid Power’s or its management team’s expectations, objectives, beliefs, intentions or strategies regarding the future. When used herein, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan,” “outlook,” “seek,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements include our financial guidance for 2024, our future financial performance, our plans related to the expansion of our electrolyte production capabilities, the receipt of DOE funding, and the number of jobs to be created, and our strategy, expansion plans, market opportunity, future operations, future operating results, estimated revenues or losses, projected costs, prospects, plans, and objectives of management. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Solid Power disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. Readers are cautioned not to put undue reliance on forward-looking statements and Solid Power cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Solid Power, including the following factors: (i) risks relating to the uncertainty of the success of our research and development efforts, including our ability to achieve the technological objectives or results that our partners require, and our ability to commercialize our technology in advance of competing technologies; (ii) rollout of our business plan and the timing of expected business milestones; (iii) risks relating to the non-exclusive nature of our original equipment manufacturer and other partner relationships and our ability to manage these business relationships; (iv) our ability to negotiate and execute commercial agreements with our partners on commercially reasonable terms; (v) our ability to protect and maintain our intellectual property, including in jurisdictions outside of the United States; (vi) broad market adoption of battery electric vehicles and other technologies where we are able to deploy our technology, if developed successfully; (vii) our success attracting and retaining our executive officers, key employees, and other qualified personnel; (viii) changes in applicable laws or regulations; (ix) risks relating to our information technology infrastructure and data security breaches; (x) risks relating to our status as a research and development stage company with a history of financial losses with an expectation of incurring significant expenses and continuing losses for the foreseeable future; (xi) our ability to secure government contracts and grants and the availability of government subsidies and economic incentives; (xii) delays in the construction and operation of additional facilities; and (xiii) risks relating to other economic, business, or competitive factors in the United States and other jurisdictions, including supply chain interruptions and changes in market conditions, and our ability to manage these risks and uncertainties. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the “Risk Factors” sections of Solid Power’s Annual Report on Form 10-K for the year ended December 31, 2023 and other documents filed by Solid Power from time to time with the Securities and Exchange Commission (the “SEC”), all of which are available on the SEC’s website at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Solid Power gives no assurance that it will achieve its expectations.

Contacts

investors@solidpowerbattery.com

press@solidpowerbattery.com

Source: Solid Power, Inc.

Solid Power, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value and number of shares)

	September 30, 2024 (Unaudited)	December 31, 2023
Assets
Current Assets
Cash and cash equivalents	$37,969	$34,537
Marketable securities	94,041	141,505
Contract receivables	2,614	1,553
Prepaid expenses and other current assets	5,280	5,523
Total current assets	139,904	183,118
Long-Term Assets
Property, plant and equipment, net	99,787	99,156
Right-of-use operating lease assets, net	6,832	7,154
Right-of-use finance lease assets, net	914	1,088
Investments	216,062	239,566
Intangible assets, net	1,953	1,650
Other assets	5,428	1,060
Total long-term assets	330,976	349,674
Total assets	$470,880	$532,792
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and other accrued liabilities	7,030	6,455
Deferred revenue	6,735	1
Deferred revenue from related parties	—	828
Accrued compensation	5,562	7,590
Operating lease liabilities	690	626
Finance lease liabilities	329	379
Total current liabilities	20,346	15,879
Long-Term Liabilities
Warrant liabilities	2,434	4,227
Operating lease liabilities	7,469	7,996
Finance lease liabilities	319	552
Other liabilities	862	803
Total long-term liabilities	11,084	13,578
Total liabilities	31,430	29,457
Stockholders’ Equity
Common Stock, $0.0001 par value; 2,000,000,000 shares authorized; 179,633,575 and 179,010,884 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	18	18
Additional paid-in capital	589,062	588,515
Accumulated deficit	(150,539)	(84,639)
Accumulated other comprehensive income (loss)	909	(559)
Total stockholders’ equity	439,450	503,335
Total liabilities and stockholders’ equity	$470,880	$532,792

Solid Power, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(in thousands, except number of shares and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$4,651	$6,366	$15,679	$15,063
Operating Expenses
Direct costs	6,973	7,183	16,700	20,354
Research and development	17,319	14,236	54,718	40,391
Selling, general and administrative	7,950	6,444	24,570	19,307
Total operating expenses	32,242	27,863	95,988	80,052
Operating Loss	(27,591)	(21,497)	(80,309)	(64,989)
Nonoperating Income and Expense
Interest income	4,251	5,213	13,707	15,041
Change in fair value of warrant liabilities	1,591	1,155	1,793	3,480
Interest expense	(11)	(13)	(37)	(39)
Other expense	(283)	—	(167)	—
Total nonoperating income and expense	5,548	6,355	15,296	18,482
Pretax Loss	$(22,043)	$(15,142)	$(65,013)	$(46,507)
Income tax expense	376	—	887	—
Net Loss Attributable to Common Stockholders	$(22,419)	$(15,142)	$(65,900)	$(46,507)
Other Comprehensive Income (Loss)	2,058	(215)	1,468	2
Comprehensive Loss Attributable to Common Stockholders	$(20,361)	$(15,357)	$(64,432)	$(46,505)
Basic and diluted loss per share	$(0.13)	$(0.08)	$(0.37)	$(0.26)
Weighted average shares outstanding – basic and diluted	179,160,488	178,388,926	179,177,452	177,800,915

Solid Power, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2024	2023
Cash Flows from Operating Activities
Net loss	$(65,900)	$(46,507)
Adjustments to reconcile net loss to net cash and cash equivalents from operating activities:
Depreciation and amortization	11,991	7,805
Amortization of right-of-use assets	642	566
Stock-based compensation expense	8,987	8,447
Change in fair value of warrant liabilities	(1,793)	(3,480)
Accretion of discounts on other long-term liabilities	52	—
Amortization of premiums and accretion of discounts on marketable securities	(6,260)	(8,297)
Change in operating assets and liabilities that provided (used) cash and cash equivalents:
Contract receivables	(1,061)	(1,403)
Contract receivables from related parties	—	(5,048)
Prepaid expenses and other assets	707	297
Accounts payable and other accrued liabilities	(664)	207
Deferred revenue	6,734	(50)
Deferred revenue from related parties	(828)	(4,000)
Accrued compensation	(2,027)	218
Operating lease liabilities	(610)	(406)
Net cash and cash equivalents used in operating activities	(50,030)	(51,651)
Cash Flows from Investing Activities
Purchases of property, plant and equipment	(11,236)	(29,526)
Purchases of marketable securities and investments	(174,040)	(256,584)
Proceeds from sales of marketable securities and investments	252,177	315,493
Cash paid for note receivable to an independent contractor	(4,448)	—
Purchases of intangible assets	(314)	(428)
Net cash and cash equivalents provided by investing activities	62,139	28,955
Cash Flows from Financing Activities
Payments of debt	—	(7)
Proceeds from exercise of stock options	232	194
Proceeds from issuance of shares of common stock under the ESPP	238	214
Cash paid for withholding of employee taxes related to stock-based compensation	(554)	(111)
Repurchase of shares of common stock	(8,274)	—
Payments on finance lease liabilities	(319)	(259)
Net cash and cash equivalents provided by (used in) financing activities	(8,677)	31

Net decrease in cash and cash equivalents	3,432	(22,665)
Cash and cash equivalents at beginning of period	34,537	50,123
Cash and cash equivalents at end of period	37,969	27,458

Cash paid for interest	$37	$39
Accrued capital expenditures	$2,041	$2,309